Exhibit 99.1
Genitope Corporation Announces Financial Results for Quarter Ended March 31, 2006
REDWOOD CITY, Calif., May 4, 2006 — Genitope Corporation (Nasdaq: GTOP) today reported financial results for the quarter ended March 31, 2006.
Financial Results
For the first quarter of 2006, Genitope Corporation reported total operating expenses of $11.9 million and a net loss of $10.9 million, or $0.33 per share. This compares to total operating expenses of $7.6 million and a net loss of $7.0 million, or $0.25 per share, for the same quarter of 2005. During the first quarter of 2006, we adopted the provisions of, and now account for stock-based compensation in accordance with, the Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123— revised 2004 (“SFAS 123R”), “Share-Based Payment.” Our higher operating expenses reported for the first quarter of 2006 were due in part to $1.5 million of stock option expense recognized as a result of the adoption of SFAS 123R, but also to higher expenses related to increased staffing levels, additional corporate infrastructure and other operating costs required to support the company’s growth, as well as recognition of higher rent expense associated with the lease agreements for the company’s new manufacturing facility and corporate headquarters. These expense increases for the quarter were partially offset by higher interest income in 2006, compared to 2005, due to higher average monthly balances for cash, cash equivalents and marketable securities and higher interest rates during 2006 relative to 2005.
As of March 31, 2006, Genitope Corporation had cash, cash equivalents and marketable securities of $119.7 million, including $34.6 million that secures a letter of credit related to the construction build-out costs of the company’s new manufacturing facility and corporate headquarters and is restricted as to its use. The increase over the comparable balance at December 31, 2005 of $81.1 million is primarily due to the completion, in February of 2006, of a follow-on public offering of 7,360,000 shares of common stock at a public offering price of $8.50 per share, with net proceeds to the company of approximately $58.7 million.
Recent Corporate Progress
“Operationally, we took several steps forward in the first quarter of the year,” said Dan W. Denney Jr., Genitope Corporation’s Chairman and Chief Executive Officer, “We made terrific progress on the build-out of our new manufacturing facility and corporate headquarters, we initiated a Phase 2 clinical trial of MyVax® personalized immunotherapy in Chronic Lymphocytic Leukemia and we completed a follow-on public offering that raised over $58 million for the company.”

About Genitope Corporation
Genitope Corporation (Redwood City, California) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope Corporation is conducting a pivotal phase 3 clinical trial using MyVax ® personalized immunotherapy in previously untreated follicular non-Hodgkin’s lymphoma patients.
Forward-Looking Statements
This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to the progress, timing and results of Genitope Corporation’s clinical trials, difficulties or delays in obtaining regulatory approval, competition from other pharmaceutical or biotechnology companies, the risks of growth and dependence on key personnel, risks relating to the completion of our new facility and to the manufacturing of MyVax® personalized immunotherapy, intellectual property matters, and other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

			Cumulative
			Period from
			August 15, 1996
	Three Months Ended		(date of inception)
	March 31,		to March 31,
	2006	2005	2006
Operating expenses:
Research and development	$8,686	$5,883	$109,619
Sales and marketing	834	475	8,261
General and administrative	2,367	1,274	19,889

Total operating expenses	11,887	7,632	137,769

Loss from operations	(11,887)	(7,632)	(137,769)

Loss on extinguishment of convertible notes and cancellation of Series E convertible preferred stock warrants	—	—	(3,509)
Interest expense	(1)	(1)	(3,009)
Interest and other income, net	1,026	637	6,619

Net loss	(10,862)	(6,996)	(137,668)

Dividend related to issuance of convertible preferred shares and the beneficial conversion feature of preferred stock	—	—	(18,407)

Net loss attributable to common stockholders	$(10,862)	$(6,996)	$(156,075)

Basic and diluted net loss per common share attributable to common stockholders	$(0.33)	$(0.25)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	32,466	28,176

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED BALANCE SHEETS
(in thousands, except per share and share data)

	March 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$85,063	$42,358
Prepaid expenses and other current assets	2,727	2,210

Total current assets	87,790	44,568

Restricted cash and marketable securities	34,627	38,762
Property and equipment, net	49,022	31,065
Other assets	1,000	1,000

Total assets	$172,439	$115,395

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,874	$4,084
Accrued and other current liabilities	10,694	4,128
Lease financing liabilities — current	4,446	4,400
Current lease obligations	24	24

Total current liabilities	17,038	12,636

Lease financing liabilities — noncurrent	18,099	14,997
Accrued interest — noncurrent	1,106	790
Noncurrent lease obligations	18	24

Total liabilities	36,261	28,447

Stockholders’ equity
Common stock, $0.001 par value, 65,000,000 shares authorized; Issued and outstanding: 35,815,524 shares at March 31, 2006 and 28,454,385 shares at December 31, 2005	36	28
Additional paid-in capital	292,650	232,620
Deferred stock compensation	(112)	(166)
Accumulated other comprehensive loss	(321)	(321)
Deficit accumulated during development stage	(156,075)	(145,213)

Total stockholders’ equity	136,178	86,948

Total liabilities and stockholders’ equity	$172,439	$115,395